For the period ended 07/31/2001                            Series 3, 8, 12, & 13
File No. 811-2429

Sub-Item 77L:  Changes in accounting principles and practices
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The USAA Income Fund, the USAA Short-Term Bond Fund, the USAA Intermediate-Term
Bond Fund, and the USAA High-Yield Opportunities Fund adopted a new accounting pronouncement. We have enclosed the footnote as stated in the annual reports to shareholders dated July 31, 2001 for the aforementioned funds below.

         USAA INCOME FUND - In November 2000, the American Institute of Certified Public Accountants issued a revised audit and accounting guide, AUDITS OF INVESTMENT COMPANIES, effective for fiscal years beginning after December 15, 2000. The revised guide requires the Fund to amortize premiums and discounts on all debt securities and to classify as interest income any paydown gains or losses realized on mortgage-backed and asset-backed securities. The Fund elected to adopt this accounting principle effective August 1, 2000. This change does not affect the Fund's net asset value, but does change the classification of certain amounts in the statement of operations. For the year ended July 31, 2001, interest income increased by $923,000, net realized loss on investments increased by $161,000, and the change in net unrealized appreciation/depreciation of investments decreased by $762,000. In addition, the Fund recorded an adjustment to increase the cost of securities and increase accumulated undistributed net investment income by $1,526,000 to reflect the cumulative effect of this change in principle up to the date of adoption.

         USAA SHORT-TERM BOND FUND - In November 2000, the American Institute of Certified Public Accountants issued a revised audit and accounting guide, AUDITS OF INVESTMENT COMPANIES, effective for fiscal years beginning after December 15, 2000. The revised guide requires the Fund to amortize premiums and discounts on all debt securities and to classify as interest income gains and losses realized on mortgage-backed and asset-backed securities. This requirement will not affect the Fund's net asset value, but will change the classification of certain amounts in the statement of operations. In addition, the Fund will record an adjustment to decrease the cost of securities and decrease accumulated undistributed net investment income by $85,000 to reflect the cumulative effect of this change up to the date of adoption of August 1, 2001.

         USAA INTERMEDIATE-TERM BOND FUND - In November 2000, the American Institute of Certified Public Accountants issued a revised audit and accounting guide, AUDITS OF INVESTMENT COMPANIES, effective for fiscal years beginning after December 15, 2000. The revised guide requires the Fund to amortize premiums and discounts on all debt securities and to classify as interest income gains and losses realized on mortgage-backed and asset-backed securities. This requirement will not affect the Fund's net asset value but will change the classification of certain amounts in the statement of operations. In addition, the Fund will record an adjustment to increase the cost of securities and increase accumulated undistributed net investment income by $3,000 to reflect the cumulative effect of this change up to the date of adoption of August 1, 2001.

         USAA HIGH-YIELD OPPORTUNITES FUND - In November 2000, the American Institute of Certified Public Accountants issued a revised audit and accounting guide, AUDITS OF INVESTMENT COMPANIES, effective for fiscal years beginning after December 15, 2000. The revised guide requires the Fund to amortize premiums and discounts on all debt securities, a practice the Fund has been following since inception. The guide also requires the Fund to classify as interest income gains and losses realized on mortgage-backed and asset-backed securities. These requirements will have no impact on the Fund's net asset value or future financial statements.